Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS;
RAISES FULL YEAR OUTLOOK

Richardson, TX, August 11, 2021 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the second quarter ended July 3, 2021.

Second Quarter Fiscal 2021 Summary

•Worldwide net sales of $411 million increased 59%, or 51% on a constant currency basis. Net sales performance was strong in all three regions, led by a 64% increase in the Americas on a constant currency basis and continued momentum in mainland China, which recorded net sales growth of 38% on a constant currency basis.

•Net sales through all digital channels grew 10% and 82%, on a constant currency basis, compared to the second quarter of fiscal 2020 and 2019, respectively, and represented 41% of worldwide net sales.

•Operating income of $14 million compared to an operating loss of $37 million a year ago.

•Total liquidity of $294 million, consisting of cash and cash equivalents of $252 million and $42 million of borrowing availability, and total debt of $178 million, each as of July 3, 2021.

“Our strong second quarter performance reflects solid operational execution across all channels and regions in a challenging consumer environment,” said Kosta Kartsotis, Chairman and CEO. “We are encouraged by improving consumer demand in our largest markets and our core category of traditional watches. Based on our strong year-to-date performance and strengthening demand signals going into the second half of the year, we are raising our 2021 outlook. Looking ahead we are pleased that our digital initiatives, brand-building efforts and ongoing transformation activities are positioning the business to deliver sustained sales and earnings growth over the long-term.”

Second Quarter 2021 Operating Results

Amounts referred to as “Adjusted” as well as “constant currency” are Non-GAAP measures. Reconciliations of these Non-GAAP measures to their closest GAAP reported measure is included at the end of this press release.

•Net sales totaled $410.9 million, an increase of 59% on a reported basis and 51% in constant currency compared to $259.0 million in the second quarter of fiscal 2020. Net sales, in constant currency, grew in all regions with the Americas at 64%, Europe at 44% and Asia at 41% versus the same quarter last year. Additionally, total digital sales grew 10%, in constant currency, in the second quarter and represented 41% of worldwide net sales.

•Gross profit totaled $221.8 million compared to $140.6 million in the second quarter of 2020. Gross margin decreased 30 basis points to 54.0% versus 54.3% a year ago. The year-over-year decrease primarily reflects a non-recurrence of the prior year’s reduced minimum licensor royalty costs and increased Americas regional sales mix. These decreases were largely offset by improved product and channel mix, a favorable currency impact and reduced tariffs.

•Operating expenses totaled $207.5 million compared to $177.4 million a year ago. As a percentage of net sales, operating expenses were 50.5% in the second quarter of 2021 compared to 68.5% in the prior year second quarter. Selling, general and administrative (“SG&A”) expenses were $200.5 million compared to $163.5 million in the second quarter of 2020. The year-over-year increase reflects higher marketing and compensation costs, primarily due to lower levels of expense during the onset of the COVID-19 pandemic in the second quarter of 2020. As a percentage of net sales, SG&A expenses were 48.8% in the second quarter of 2021 compared to 63.1% in the prior year second quarter.

•Operating income increased to $14.3 million compared to an operating loss of $36.8 million in the second quarter of 2020. Adjusted operating income totaled $21.3 million compared to an adjusted operating loss of $22.9 million in the second quarter of 2020.

•Net loss totaled $1.2 million, compared to a net loss of $22.5 million in the second quarter of 2020, as operating income of $14.3 million was more than offset by the provision for income taxes and interest expense. On a per share basis, net loss was $0.02 per diluted share, compared to a net loss of $0.44 per diluted share in the second quarter of 2020. Per share data included restructuring charges of $0.09 per diluted share in the second quarter of 2021 and $0.16 per diluted share in the second quarter of 2020. During the second quarter of 2021, currencies favorably affected income per diluted share by approximately $0.13.

Balance Sheet Summary

As of July 3, 2021, the Company had total liquidity of $294 million, comprised of $252 million of cash and cash equivalents and $42 million of availability under its revolving credit facility. Total debt was $178 million, including $129 million under its term credit agreement. Inventories at the end of the second quarter of 2021 totaled $352 million, a decrease of 6% versus a year ago.

Outlook

For fiscal year 2021, the Company is raising its outlook for worldwide net sales growth to approximately 14% to 17% and full year Adjusted EBITDA(1) margin guidance to 6% to 8%. For the 13-week quarter ending October 2, 2021, worldwide net sales are expected to increase in the range of 5% to 10% compared to the 13-week quarter ended October 3, 2020.

Safe Harbor

Certain statements contained herein that are not historical facts, including the success of our connected accessories, future financial guidance as well as estimated impacts of COVID-19, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of COVID-19; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems
(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	July 3, 2021	July 4, 2020
Net sales	$410.9	$259.0
Cost of sales	189.1	118.4
Gross profit	221.8	140.6
Gross margin	54.0%	54.3%
Operating expenses:
Selling, general and administrative expenses	200.5	163.5
Trade name impairment	—	—
Other long-lived asset impairments	1.3	3.4
Restructuring charges	5.7	10.5
Total operating expenses	$207.5	$177.4
Total operating expenses (% of net sales)	50.5%	68.5%
Operating income (loss)	14.3	(36.8)
Operating margin	3.5%	(14.2)%
Interest expense	6.5	7.9
Other income (expense) - net	(0.5)	0.9
Income (loss) before income taxes	7.3	(43.8)
Provision for income taxes	8.1	(20.8)
Less: Net income attributable to noncontrolling interest	0.4	(0.5)
Net income attributable to Fossil Group, Inc.	$(1.2)	$(22.5)
Earnings per share:
Basic	$(0.02)	$(0.44)
Diluted	$(0.02)	$(0.44)
Weighted average common shares outstanding:
Basic	52.0	51.2
Diluted	52.0	51.2

Consolidated Balance Sheet Data ($ in millions):	July 3, 2021	July 4, 2020
Assets:
Cash and cash equivalents	$252.3	$277.6
Accounts receivable - net	187.6	130.1
Inventories	352.0	375.9
Other current assets	157.3	98.1
Total current assets	$949.2	$881.7
Property, plant and equipment - net	$97.6	$133.3
Operating lease right-of-use assets	199.5	253.9
Intangible and other assets - net	91.1	182.4
Total long-term assets	$388.2	$569.6
Total assets	$1,337.4	$1,451.3

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$483.4	$438.5
Short-term debt	38.4	25.2
Total current liabilities	$521.8	$463.7
Long-term debt	$139.7	$243.9
Long-term operating lease liabilities	203.0	270.1
Other long-term liabilities	63.6	77.0
Total long-term liabilities	$406.3	$591.0
Stockholders’ equity	409.3	$396.6
Total liabilities and stockholders’ equity	$1,337.4	$1,451.3

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended July 3, 2021			For the 13 weeks ended July 4, 2020	Growth (Decline)
($ in millions)	As Reported	Less: Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Percentage as Reported	Percentage Constant Currency
Segment:
Americas	$176.7	$(3.2)	$173.5	$105.8	67%	64%
Europe	124.4	(9.7)	114.7	79.5	56	44
Asia	103.5	(6.1)	97.4	69.2	50	41
Corporate	6.3	(0.1)	6.2	4.5	40	38
Total net sales	$410.9	$(19.1)	$391.8	$259.0	59%	51%

Product Categories:
Watches	$329.4	$(15.5)	$313.9	$209.5	57%	50%
Leathers	33.3	(1.2)	32.1	26.6	25	21
Jewelry	36.9	(2.0)	34.9	15.2	143	130
Other	11.3	(0.4)	10.9	7.7	47	42
Total net sales	$410.9	$(19.1)	$391.8	$259.0	59%	51%

Adjusted operating income (loss) and Adjusted EBITDA

Adjusted operating income (loss) and Adjusted EBITDA are non-GAAP financial measures. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted operating income (loss) and Adjusted EBITDA herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusting operating income (loss) and Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted operating income (loss) and Adjusted EBITDA are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following table reconciles Adjusted operating income (loss) to the most directly comparable GAAP financial measure, which is operating income (loss).

($ in millions):	Operating income (loss)	Less: Other long-lived asset impairment	Less: Restructuring expenses	Adjusted operating income (loss)

For the 13 weeks ended July 3, 2021	$14.3	$1.3	$5.7	$21.3
For the 13 weeks ended July 4, 2020	(36.8)	3.4	10.5	(22.9)

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2020(1)		Fiscal 2021
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$9.5	$11.5	$(22.2)	$7.3	$6.1
Plus:
Interest expense	8.0	8.4	7.3	6.5	30.2
Amortization and depreciation	10.3	10.0	8.9	7.5	36.7
Impairment expense	4.6	6.5	4.5	1.3	16.9
Other non-cash charges	2.0	1.0	(0.2)	(0.4)	2.5
Stock-based compensation	3.2	1.9	1.8	2.5	9.4
Restructuring expense	5.7	10.9	7.5	5.7	29.8
Less:
Interest Income	0.1	0.2	0.1	0.1	0.5
Adjusted EBITDA	$43.3	$50.0	$7.5	$30.3	$131.1
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

Store Count Information

	July 4, 2020	Opened	Closed	July 3, 2021
Americas	194	2	30	166
Europe	153	2	22	133
Asia	89	1	3	87
Total stores	436	5	55	386

END OF RELEASE